Exhibit E

1)	Equinox Financial Group, LLC is the 100% owner of Equinox Group Distributors, LLC.

2)	Directors and Officers of Equinox Group Distributors, LLC.

Robert J. Enck, President and Executive Representative

December 2013 to Present

Prior to becoming President and Executive Representative of Equinox Group Distributors, LLC, Mr. Enck was and continues to be President and Chief Executive Officer of Equinox Fund Management, LLC and Equinox Financial Group, LLC.

Juanita D. Hanley, Chief Compliance Officer

January 2014 to Present

Prior to joining Equinox, Ms. Hanley was Compliance Manager at Summit Financial Resources, Inc. and Summit Equities, Inc.

Philip Liu, General Counsel

March 2014 to Present

Prior to becoming General Counsel of Equinox Group Distributors, LLC, Mr. Liu was and continues to be General Counsel of Equinox Fund Management, LLC and Equinox Financial Group, LLC.

Mark H. Nassi, Financial and Operations Principal (“FINOP”)

April 2012 to Present

Prior to becoming FINOP, Mr. Nassi was the Assistant Controller for Equinox Fund Management, LLC.

E-152